Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

September 24, 2026

Forward Industries, Inc.

111 Congress Avenue

Suite 500

Austin, TX 78701

Ladies and Gentlemen:

You have advised us that Forward Industries, Inc., a Texas corporation (the “Company”) has filed a prospectus supplement (the “Prospectus Supplement”) dated September 24, 2026, with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the Securities Act of 1933 (the “Act”) relating to a registration statement on Form S-3 (File No. 333-290312) (the “Registration Statement”) which was filed with the Commission under the Act and declared effective on September 17, 2025. You have requested that we furnish you with this opinion letter which is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

The Prospectus Supplement relates to the registration of the offer and sale of 3,125,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, to an institutional investor pursuant to that certain Securities Purchase Agreement dated as of September 22, 2026, by and between the Company and the purchaser named therein (the “Purchase Agreement”). The Company also entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (the “Placement Agent”) pursuant to which the Placement Agent agreed to serve as the Company’s exclusive placement agent in connection with this Purchase Agreement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Certificate of Formation and Bylaws of the Company; (ii) the Prospectus Supplement and the Registration Statement; (iii) records of the Company’s transfer agent; (iv) the Purchase Agreement; (v) the Placement Agency Agreement; (vi) records of meetings and consents of the Board of Directors of the Company provided to us by the Company; and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have also assumed that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and that all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing and the assumptions, qualifications, exceptions, and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the base prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Act. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.